Exhibit 23

Consent Of Independent Registered
Public Accounting Firm

The Board of Directors
United Bancshares, Inc.

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-106929) on Form S-8 of United Bancshares, Inc. of our report dated March 28, 2012, relating to the consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, which report is incorporated by reference in the December 31, 2011 Annual Report on Form 10-K of United Bancshares, Inc.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio
March 28, 2012